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                                  EXHIBIT 3

                  Proposed Form of Final Order and Judgment


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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

JOHN WINSTON,                           )
                                        )
             Plaintiff,                 )
                                        )
                 v.                     )         C.A. Nos. 14807 & 15416
                                        )
LEONARD S. MANDOR, ROBERT A.            )
MANDOR, JOAN LEVINE, HARVEY             )
JACOBSON, GREGORY MCMAHON,              )
GEOFFREY S. AARONSON,                   )
MILESTONE PROPERTIES, INC. and          )
CONCORD ASSETS GROUP, INC.,             )
                                        )
                 Defendants.            )

                            FINAL ORDER AND JUDGMENT


     A hearing having been held before this Court on ___________________, pursuant to the Court's Order of __________ __, 1998 (the "Scheduling Order"), upon a Stipulation and Agreement of Settlement, dated __________ __, 1998 (the "Stipulation"), of the above-captioned actions (the "Actions"), which Stipulation and Scheduling Order are incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed Settlement (as defined in the Stipulation); the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard or desiring to opt out of the Settlement in accordance with the


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Scheduling Order; the Court having determined that notice to the Settlement
Class certified in the Actions and to the MPI Common Stockholders as of the Record Date (as each of such terms is defined in the Stipulation) pursuant to the aforesaid Scheduling Order was adequate and sufficient and the entire matter of the proposed Settlement having been heard and considered by the Court;


     IT IS HEREBY ORDERED, ADJUDGED AND DECREED this ____ day of ____________, 1998, that:


     1. The form and manner of notice given to the members of the Settlement Class and to the MPI Common Stockholders as of the Record Date is hereby determined to have been the best practicable notice under the circumstances and to have been given in full compliance with the requirements of due process and of Chancery Court Rules 23 and 23.1.


     2. Certification of a class is appropriate because (i) the Settlement Class is so numerous that joinder of all members is impracticable, (ii) there are questions of law or fact common to the Settlement Class, (iii) the claims of Settlement Class Plaintiff are typical of the claims of the other Settlement Class members, and (iv) the Settlement Class Plaintiff has fairly and adequately protected the interests of the Settlement Class. The Court further finds that the Settlement Class meets the criteria of Chancery Court Rule 23(b)(3) in that questions of law or fact common to the members of the Settlement Class predominate over any questions affecting only individual members and a class


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action is superior to other available methods for the fair and efficient adjudication of the controversy. Settlement Class members objecting to the Settlement who acquired their shares of MPI Preferred Stock prior to the Record Date had ample opportunity to object to the Settlement or opt out of the Settlement Class. With respect to Settlement Class Members who acquire their shares of MPI Preferred Stock subsequent to the Record Date, the criteria of Chancery Court Rule 23(b)(2) are met because Milestone Properties, Inc. ("MPI") has acted with respect to the rights of such stockholders in a manner generally consistent with Settlement Class Members who acquired their shares of MPI Preferred Stock prior to the Record Date, and their claim relating to the MPI Preferred Stock would be for injunctive relief or corresponding declaratory relief.

     3. In approving settlement of the class and derivative claims, the Court has considered (a) the probability of the validity of Plaintiff's claims; (b) the apparent difficulty of enforcing claims through the courts; (c) the collectability of any judgments; (d) the delay, expense and trouble of litigation; (e) the consideration to be received by the Settlement Class as compared with the potential recovery for the Settlement Class if the Actions were litigated to a conclusion; (f) the views of the parties as to the terms of the Settlement, both pro and con; and (g) the adequacy of representation by counsel for the Plaintiff.

     4. The Settlement is approved as fair, reasonable, adequate and in the best interests of the Settlement Class, the members thereof, MPI and its stockholders and shall be consummated by the parties to the Stipulation in accordance with its terms and subject to its conditions.

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     5. The Actions are hereby dismissed with prejudice against Plaintiff and each member of the Settlement Class on the merits, each party to bear its own costs, except as provided herein, and (a) MPI, the Plaintiff and each Settlement Class member shall fully, finally and forever compromise, settle, release and dismiss with prejudice, any and all claims, rights, demands, liabilities, actions, causes of action, suits, damages, losses, obligations, matters and issues, whether asserted or unasserted, contingent or absolute, known or unknown, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, material or immaterial, legal or equitable, (i) which have been, could have been, or in the future can or might be, asserted in the Actions or otherwise by the Plaintiff or any member of the Settlement Class, whether individual or class, (including, without limitation, claims arising under the federal securities laws), against any of the Defendants in the Actions or any of their families, affiliates, associates and subsidiaries, and each of their respective present or former officers, directors, stockholders, agents, employees, attorneys, representatives, financial and other advisors, investment or commercial bankers, trustees, general and limited partners and partnerships, heirs, executors, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Defendants' Affiliates") and any other person or entity acting for or on behalf of any Defendant (collectively, the "Released Persons"), and (ii) which arise out of or relate in any manner whatsoever, directly or indirectly, to any of the allegations, facts, events, transactions, occurrences, acts, representations, statements, misrepresentations or omissions, or any other matter, thing or cause whatsoever, or any series thereof, involved, embraced, set forth or otherwise referred or related directly or indirectly to the Transactions, the Actions, the adjustment made to the

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conversion ratio for the MPI Preferred Stock in connection with the
Transactions, or any public filings or other statements that were issued in connection with the Transactions by any Released Person in the Actions (the "Class Claims"), and (b) MPI, the Plaintiff, each Settlement Class Member, each MPI Common Stockholder and each MPI Preferred Stockholder shall fully, finally and forever compromise, settle, release and dismiss with prejudice, any and all claims, rights, demands, liabilities, actions, causes of action, suits, damages, losses, obligations, matters and issues, whether asserted or unasserted, contingent or absolute, known or knowable, matured or unmatured, material or immaterial, legal or equitable (i) which have been, could have been, or in the future can or might be, asserted in the Actions (including, without limitation, claims arising under the federal securities laws) or otherwise by or on behalf of MPI against any of the Defendants in the Actions or against any Released Person, and (ii) which arise out of or relate in any manner whatsoever, directly or indirectly, to any of the allegations, facts, events, transactions, occurrences, acts, representations, statements, misrepresentations or omissions, or any other matter, thing or cause whatsoever, or any series thereof, involved, embraced, set forth or otherwise referred or related directly or indirectly to the Transactions, the Actions, the adjustment made to the conversion ratio for the MPI Preferred Stock in connection with the Transactions, or any public filings or other statements that were issued in connection with the Transactions by any Released Person in the Actions (the "Derivative Claims"). The Class Claims and the Derivative Claim will be referred to collectively herein as the "Settled Claims". The term "Settled Claims" does not include claims arising pursuant to the Stipulation.


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     6. Notwithstanding any other provision of this Order, the dismissal with prejudice and releases provided for in paragraph 5 of this order shall not become effective as to any Released Person until the Final Order approving the Settlement becomes final and is no longer subject to appeal, whether by the passage of time, affirmance on appeal or otherwise, and subject to the satisfactory completion of obligations and contingencies contained in the Stipulation.

     7. The Plaintiff and all members of the Settlement Class and, as to the derivative claim, MPI and all stockholders of MPI, directly, representatively, derivatively or in any other capacity, are permanently barred and enjoined from instigating, instituting, commencing, asserting, prosecuting, continuing or participating in any way in the maintenance of any of the Settled Claims in any court or tribunal of this or any other jurisdiction.

     8. The attorneys for the Plaintiff are awarded attorneys fees and expenses in the aggregate amount of $_________ to be paid by MPI in accordance with the terms of the Stipulation.

     9. Without affecting the finality of this Final Order and Judgment in any way, this Court reserves jurisdiction over all matters relating to the administration and consummation of the settlement.


                                        ---------------------------
                                        Myron T. Steele
                                        Vice Chancellor